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                                                                    EXHIBIT (p)

Approved by Bridgeway Fund Board: August 15, 2000
Approved by Bridgeway Capital Management Board:  December, 1999


                           BRIDGEWAY CODE OF ETHICS *
                                    POLICIES


Too frequently, a focus on money and its management leads to compromises in integrity, conflicts of interest, and loss of broader perspective. We seek to address each of these areas in Bridgeway's Code of Ethics.

Integrity
As highlighted in Bridgeway's mission statement, our primary role is a financial one. As stewards of others' money, we strive to:

           o uphold the highest standards of INTEGRITY.
           o maintain a long term risk-adjusted investment PERFORMANCE RECORD in the top 5% of investment advisors,
           o provide friendly, quality SERVICE,
           o achieve a superior (efficient) COST structure.

Our four business values are stated in order; it is not by accident that integrity is at the top of this list. We will not compromise integrity to excell in any other area. Long term, we believe our commitment to integrity will actually contribute to better investment performance, service quality, and efficiency as well--but even if it doesn't--integrity will prevail. We look for ways to challenge each other positively to strive to meet this ideal. Although the Bridgeway culture is very forgiving in dealing with mistakes, breaches of this Code of Ethics will be dealt with at the highest level (at a minimum in discussion with the board) and could result in loss of employment. The Code of Ethics is not just a document to read once and put away. Issues of integrity are a part of our normal business activity, and the Bridgeway staff discusses them as they arise.

Conflicts of Interest
We seek to minimize conflicts of interest wherever possible in two ways: by making transactions between parties "arms length," and whenever this is not possible, by disclosing the potential for a conflict of interest. The sections below highlight potential conflicts that we simply avoid.

Soft Dollar Commissions
Bridgeway will accept no soft dollar commissions in transactions with brokers.

Other Affiliated Companies and Relationships
Bridgeway Fund serves as its own transfer agent. Shareholder service for accounts held at marketplaces and other brokers is provided by those organizations. Bridgeway Capital Management provides shareholder and fund accounting through direct cost allocation reviewed by the firm's independent audit firm. Compass Bank is the custodian for the fund. All other services provided by Bridgeway Capital Management are compensated only through the advisory fee. There is no compensation for distribution related expenses. There are no other affiliated companies or services provided to the Fund.



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* In the spirit of Bridgeway Capital Management's non-hierarchical corporate culture, staff members refer to one another as "partners." Bridgeway Capital Management, Inc. is an S-Corporation? The use of the term "partner" has no designation to any form of legal entity, such as a partnership nor any ownership designation. The use of the term in this document referrs to any member of the Bridgeway staff.
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Disclosure and Confidentiality
All Bridgeway partners are asked to jealously protect the confidentiality of our investment management techniques and information on our clients. Some companies have elaborate non-compete and disclosure agreements to enforce this. Bridgeway relies on a partner's word at the time of hiring.

Gifts
Partners will not accept any gifts over $50 in value. Gifts below this level are auctioned off to all partners of the firm and the proceeds donated to charities or charitable projects.

Our Word
One's verbal or written commitment effects others' perceptions of our integrity. When we are unable to meet a commitment we try to inform, and as appropriate, to renegotiate the terms of our commitment.

Peer Accountability and Support
We can help each other to achieve higher levels of integrity by constructively challenging and holding each other accountable. To do this, however, also requires an atmosphere of trust and understanding.

Commitment to communication.
Our commitment to communication is reflected in our open book policy and our weekly staff meetings. We encourage training in communications skills.

"Perks"
Just as we accept no soft dollar commissions, we prefer compensation to be in the form of a paycheck. Exceptions include situations where use of equipment or time is to the benefit of both the company and the individual. Limited personal use of computers by partners outside of compensated time is entirely appropriate, for example. Use of metered postage for personal items without reimbursing Bridgeway, however, would not be. As much as possible, we try to build an "inclusive" atmosphere.

Portfolio Managers
Of particular concern in our industry are potential conflicts of interest for portfolio managers. We monitor the following areas:

           1. Portfolio managers trading stocks for their own portfolios which their funds also hold. A minority of funds preclude portfolio managers from holding stocks which the portfolio manager's fund also hold. While some fund companies actually encourage this practice, Bridgeway sees it as an unreconcilable conflict of interest. Bridgeway's policy goes beyond the more conservative ones: portfolio managers may not purchase stocks which may potentially be held by their fund. We encourage all partners, but portfolio managers especially, to hold shares of the fund as their primary method of investing in stocks. When portfolio managers trade their own accounts, it is very difficult to argue that they are not "cherry-picking"--taking the best investments for themselves while leaving their investors with sub-par investments. Our investors should be able to expect the best performance the portfolio manager is able to achieve. In short, they should be able to say, "If he/she is so good, I want to invest in what they are investing in."

While encouraged to hold shares in Bridgeway Fund (when it is an appropriate investment objective), any partner may hold shares of any mutual fund and remain in compliance with this policy. With special clearance from the Compliance Officer, portfolio managers or other "access persons" may also hold shares which are not potential investments of a Bridgeway portfolio. (See the Practice section of the Code of Ethics.) When an individual becomes a Bridgeway partner, he or she need not sell current holdings as long as these are long term holdings and the individual complies with Practices of this document.

           2. Front running. In more general terms, no partner may do anything which puts the Fund at a relative disadvantage. She or he may not take any potential gain at the expense of the fund.
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           3. Receiving allotments of new stock. Some portfolio managers at other companies are invited to invest personally in potentially lucrative private deals by stock promoters and analysts who sell stocks to their funds. This practice is not allowed at Bridgeway. We accept nothing which potentially compromises the objectivity of our investment decisions. The portfolio manager's salary and benefits should be his/her only monetary "perk." Between this policy and the constraint on salary at the top end (a maximum salary plus benefits multiple of seven from the highest to lowest paid employee), our portfolio managers may receive significantly less than the industry average in monetary compensation. Hopefully, partner stock ownership and non-monetary benefits will provide worthy alternatives.

           4. Serving on boards of companies. As with all partners, participation on the board of directors of a public company must be cleared by the Compliance Officer and reported to the Fund's Board of Directors. Serious consideration must be given to the appropriateness of such relationships, potential conflicts of interest, and insider trading considerations. There are no such relationships at this time.

Loss of  Broader Perspective
We fight the tendency toward financial myopia through providing training, having company-wide discussions, and encouraging a strong and positive life outside work.



                            BRIDGEWAY CODE OF ETHICS
                                   PRACTICES


Adoption of This Code
This Code of Ethics ("Code") has been adopted by Bridgeway Fund, Inc. (the "Fund") and Bridgeway Capital Management, Inc. (the "Adviser" or the "Distributor"), in compliance with Rule 17j-1 (the "Rule") under the Investment Company Act of 1940 (the"1940 Act").

Who is an Access Person at Bridgeway (See Appendix B for the definition.) Because Bridgeway is a small company, accessability to proprietary and corporate information is fairly common and routine. Essentially, all full-time and part-time Bridgeway partners are access persons. A partner "becomes" an access person upon being hired. Reporting requirements for access persons depend on whether the access person has direct or indirect beneficial interest in the account in question. See Appendix A for an explanation of beneficial ownership or beneficial interest.

What Securities are Covered by This Code
This Code covers all securities in which the Fund may invest, including stocks, options, futures and options on futures, except for U.S. Government securities and repurchase agreements thereon. These securities are referred to as "Covered Securities." Covered Securities also do not include bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

What Activities are Covered by This Code
This Code applies to all activities by which a Covered Account (see below) acquires or disposes of any direct or indirect beneficial interest in a Covered Security. Any such activity is referred to as a "Covered Activity." Covered Activities do not, however, include transactions which are not voluntary, such as the receipt or disposition of Covered Securities in a reorganization in which all holders are bound by a vote of holders.

What Accounts are Covered by This Code
This Code covers all securities accounts ("Covered Accounts") in which any "access person," as defined in the Rule, has any direct or indirect beneficial interest. The Secretary of the Fund, or any Vice President of the Fund, as designated by the President of the Fund, as Compliance Officer (the "Compliance Officer") shall
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be responsible, as required by the Rule, for the identification and notification of access persons and the maintenance of records relating thereto.

           Note: Due to the beneficial ownership provisions of the Rule (see Appendix A), Covered Accounts may include accounts not only in the names of access persons, but other accounts not registered in their names, including accounts held for their benefit, certain family accounts and certain accounts of trusts, estates, partnerships and corporations. Access persons may exclude accounts which would otherwise be Covered Accounts in certain cases as discussed in Appendix A. A Covered Account of or related to a particular access person is referred to as a "Covered Account of that access person" or in similar terms.

Covered Transactions
A "Covered Transaction" as used in this Code means any Covered Activity in a Covered Account involving Covered Securities. Because of the complexity of these definitions, an example is provided below to illustrate the application of these definitions. This example is not meant to cover all cases, but only to show how the definitions work in a particular fact situation.

           Example: The wife of an access person has a custodial account for a minor child. Because of the beneficial ownership provisions of the Rule, this is a Covered Account. The Account holds Covered Securities. The Covered Securities are sold. This is a Covered Activity, because it is voluntary. Thus, the transaction is a Covered Transaction, requiring preclearance.

Conflicting Transactions
No access person who is aware that the Fund is purchasing or selling a particular Covered Security or has such a purchase or sale under consideration may, as to any of his or her Covered Accounts, engage in any Covered Transaction as to that Covered Security or as to any security which is convertible into that Covered Security or into which it is convertible or any option or warrant relating to that Covered Security. For the purposes of this Code, a purchase or sale of a Covered Security by the Fund is under consideration:

           o   when a Covered Security is recommended for purchase or sale.
           o when a decision has been made, though not yet implemented, to make such purchase or sale.
           o with respect to a person making a recommendation when such a person seriously considers making such a recommendation.

Reporting Requirements - Bridgeway Partners
Partners may be in one or more categories with respect to reporting requirements:
           1) If the partner is invested in securities that are not Covered Securities, such as mutual funds and/or US government securities in an account in which he/she has direct or indirect beneficial interest, he/she should prepare a letter to that effect, with a copy to the Compliance Officer.
           2) If the partner trades securities in an account in which he/she has direct or indirect beneficial interest, John Montgomery must preclear all transactions (See Preclearance Sample Document in Appendix B.) Duplicate confirmations and account statements are sent to the Compliance Officer.
           3) If the partner has beneficial interest in an account but does not direct transactions in any manner for the account, he/she will prepare a letter of nondisclosure, agreeing to maintain a "firewall" between Bridgeway access information and the person who directs trading for the account. Duplicate account statements are sent to the Compliance Officer.

Within ten days of becoming an access person, a Bridgeway partner will provide the Compliance Officer an initial holdings report via the most recent monthly or quarterly brokerage statement listing all securities beneficially owned.

The Compliance Officer prepares a quarterly report to the Bridgeway Fund Board of Directors of all trading activity by the staff, along with documentation. The Board approves the Code of Ethics on an annual basis.
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Reporting Requirements - Independent Directors
Under the Rule, each independent Director (that is, one who is not an "interested person" of the Fund as defined in the 1940 Act) must within 10 days after the end of each calendar quarter file a report (which is to be filed with the Compliance Officer) as to Covered Transactions; however, such a report need be made as to a particular Covered Security only if the Director at the time of that transaction knew, or in the ordinary course of fulfilling his or her official duties as a Director of the Fund should have known, that, during the 15-day period immediately preceding or after the Covered Transaction, the Covered Security is or was purchased or sold by the Fund or was "considered" for such purchase or sale. (See below for a statement as to when, for the purposes of this Code, such a purchase or sale is under consideration).

Construction and Administration of this Code
This Code shall be administered by the Compliance Officer designated by the President. As used in this Code, the term "Compliance Officer" shall include that Officer or any person or persons under his or her supervision to whom any functions hereunder have been delegated.

The Compliance Officer shall have the general duty of the administration and application of this Code subject to the direction and control of the President and the Fund and its Board of Directors. The Compliance Officer shall render such reports to them on a quarterly basis and as they shall from time to time require but in any event shall report on any violation of this Code known to him or her and the disposition thereof.

The Compliance Officer shall keep such records as are required by the Rule and shall also keep such records and make such comparisons as between such records and records of Fund transactions as are necessary to determine whether there may have been a transaction of the type discussed under "Conflicting Transactions" in this Code.

Upon the commencement of employment of any new partner, the Compliance Officer shall meet with the new partner, provide him or her with a copy of this Code of Ethics and Reporting Forms, explain the Code of Ethics and the importance of avoiding any activity that could be construed as "insider trading".

Periodically, but at least annually, the Compliance Officer shall remind all partners of their responsibility to adhere to these Code of Ethics requirements, submitting forms, and arranging for brokers to send statements to the Company promptly.

The Compliance Officer shall also be responsible for calling attention to the staff of the nature of violations of this Code when they occur.


                                   APPENDIX A
The purpose of this Appendix is to discuss the circumstances in which the access person has a "direct or indirect beneficial interest" in a securities account. Under the Rule, this question is to be "interpreted in the same manner as it would be in determining whether a person is subject to the provisions of
Section 16 of the Securities Exchange Act of 1934."

There is no comprehensive rule under that Section as to what constitutes beneficial ownership. Therefore, the only guidance is provided by SEC Releases and decided court cases and thus there can be changes from time to time. This Appendix is not designed to be a complete or comprehensive discussion of the area but only a summary.

Under the Rule, an access person need not report "with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control." Thus, even if an access person has a beneficial interest in an account, as discussed herein, any such account is not a Covered Account as
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defined in the Code. For the purposes of the Code, an access person may remove an account which would otherwise be a Covered Account from that category by filing with the Compliance Officer a statement indicating lack of influence and control as stated above together with such other documents as the Compliance Officer may require (including, but not limited to, all account brokerage statements) to demonstrate such lack of influence or control. The general categories of types of beneficial ownership may be summarized as follows:

           1. Direct ownership. This includes securities registered in the name of an access person and bearer securities of which the access person is the bearer.
           2. Securities Held by Others for the Benefit of an Access Person. This involves, in general, any agreement, arrangement or understanding under which an access person derives benefits substantially equivalent to those of ownership. This category would include, but is not limited to securities held by pledges, custodians and brokers.
           3. Securities Held by Certain Family Members. The SEC has indicated that the "beneficial ownership" of an access person extends to securities owned (see below) by a wife or husband of that access person, by a minor child or by other relatives (a) sharing the same household, or (b) not sharing the same household but whose investments the access person directs or controls. That ownership by relatives may direct (i.e. in their own name) or in one or more of the indirect ways described in this Appendix. This beneficial ownership position of the SEC is not affected by whether or not the assets being invested are the separate property of the relative; however, an access person may, as described in the Code, disclaim beneficial ownership of any particular securities and also may, as described in this Appendix, remove from the category of Covered Accounts, accounts over which the access person has no direct or indirect influence or control.
           4. Securities Held by Estates, Etc. An access person may also have a beneficial interest in securities held by the estates, trusts, partnerships or corporations. Access persons who are (a) settlors (i.e., creators), trustees or beneficiaries of a trust, (b) executors or administrators of, or beneficiaries or legatees of, an estate; (c) partners of a partnership, or (d) directors, officers or substantial shareholders of a corporation, which, in each case, invest in Covered Securities, are required to obtain a determination from the Compliance Officer as to whether the accounts in question are Covered Accounts. In making any such determination, the Compliance Officer may rely on an opinion of counsel.


                                   APPENDIX B

1.  "Access person" means:

           o With respect to the Fund, any trustee, officer or advisory person, as defined below, of the Fund;
           o With respect to the Adviser, any director, officer or advisory person of the Adviser who, with respect to the Fund, makes any recommendation, participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made to the Fund; or who, in connection with his or her other duties, obtains any information concerning recommendations being made by the Advisor to the Fund.

2.  "Advisory person" of the Fund and the Adviser means:

           o Any partner of either of them (or of any company in the control relationship) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of an Covered Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and
           o Any natural person in a control relationship to any of them who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a Covered Security.
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3.  Preclearance Form
           The preclearance form documents John Montomgery's verification that the transaction is not a conflicting transaction. Verification must be obtained prior to placing a trade. Sample documentation:


_________________, 2000


Joanna,


The following is a report of my recent stock purchase.

Based on my conversation with John today, he approved my purchase/sale of

____________________, a covered stock in which Bridgeway does/does not currently have a position in.  John approved this transaction as not a conflict of interest, due to ___________

-------------------------------------------------------------------------

I purchased/sold ____________shares of ____________________on _________________

at $_______ per share in my personal account at ________________________.


Thank you,


_______________________________  ___________
                                    Date

By signing below, John Montgomery and the Compliance Officer verify that the proposed transaction decribed above is not a "conflicting transaction" as described in Bridgeway's Code of Ethics.


_______________________________  ___________
John Montgomery                      Date


_______________________________  ___________
Joanna Schima                        Date